Exhibit g(11)

APPENDIX D

TO THE

CUSTODIAN AGREEMENT

BETWEEN

EACH OF THE INVESTMENT COMPANIES

LISTED ON APPENDIX "A" THERETO

AND

BROWN BROTHERS HARRIMAN & COMPANY

DATED AS OF FEBRUARY 20, 2002

A. Central Funds

Trust	Fund
Fidelity Garrison Street Trust	Fidelity Money Market Central Fund
Fidelity Garrison Street Trust	Fidelity Ultra-Short Central Fund
Fidelity Revere Street Trust	Fidelity Cash Central Fund
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund

B. Freedom Funds

Trust	Fund
Fidelity Aberdeen Street Trust	Fidelity Freedom Income Fund
Fidelity Aberdeen Street Trust	Fidelity Freedom 2000 Fund
Fidelity Aberdeen Street Trust	Fidelity Freedom 2010 Fund
Fidelity Aberdeen Street Trust	Fidelity Freedom 2020 Fund
Fidelity Aberdeen Street Trust	Fidelity Freedom 2030 Fund
Fidelity Aberdeen Street Trust	Fidelity Freedom 2040 Fund